 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Time Warner Telecom Inc. (333-117757, 333-117754, 333-48084, 333-83995) of our report dated April 26, 2006 (except for notes 2 and 17 as to which the date is August 28, 2006), relating to the financial statements of Xspedius Communications, LLC as of and for the year ended December 31, 2005, which appear in this Form 8-K/A of Time Warner Telecom Inc. dated November 9, 2006.

/s/ GHP Horwath, P.C.
GHP Horwath, P.C.
Denver, Colorado

November 8, 2006